Exhibit 99.1

Press Release For immediate release

Invesco Ltd. Announces December 31, 2025 Assets Under Management

Investor Relations Contacts: Media Relations Contact:	Greg Ketron | 404-724-4299 Jennifer Church | 404-439-3428 Andrea Raphael | 212-323-4202

Atlanta, January 12, 2026 --- Invesco Ltd. (NYSE: IVZ)1, a leading global asset management firm announced today preliminary month-end assets under management (AUM) of $2,169.9 billion, an increase of 0.7% versus previous month-end. The firm delivered net long-term inflows of $7.7 billion in the month. Non-management fee earning net inflows were $6.1 billion and money market net outflows were $0.7 billion. Non-management fee earning flows reflect the Invesco QQQ fund flows prior to its restructuring from a unit investment trust ETF to an open-end fund ETF on December 20; following the restructuring, the fund’s flows are included in long-term flows. AUM was negatively impacted by unfavorable market returns which decreased AUM by $23 billion. FX and reinvested distributions increased AUM by $25.4 billion. Preliminary average total AUM for the quarter through December 31 was $2,161.8 billion, and preliminary average active AUM for the quarter through December 31 was $1,116.1 billion.

Total Assets Under Management
(in billions)	Total	ETFs & Index Strategies	Fundamental Fixed Income	Fundamental Equities	Private Markets	China JV	Multi- Asset / Other[2]	Global Liquidity	QQQ

December 31, 2025[1]	$2,169.9	$630.2	$311.5	$298.4	$130.7	$132.5	$69.7	$189.7	$407.2
November 30, 2025	$2,154.3	$628.0	$309.7	$299.2	$129.7	$125.7	$68.7	$190.3	$403.0
October 31, 2025	$2,166.6	$621.4	$309.4	$301.5	$129.9	$125.2	$68.1	$200.3	$410.8
September 30, 2025	$2,124.8	$605.7	$308.8	$299.6	$130.9	$121.8	$82.1	$190.1	$385.8

[1]	All December numbers preliminary - subject to adjustment.
[2]	Approximately $15 billion in India-based assets under management were reclassified to Multi-Asset/Other in each month presented prior to the October 31, 2025 sale of Invesco’s majority interest at which time the India-based assets under management were removed; the China JV investment capability as presented herein and going forward represents only those assets under management in Invesco’s China JV.

About Invesco Ltd.
Invesco Ltd. is one of the world’s leading asset management firms serving clients in more than 120 countries. With $2.1 trillion in assets under management as of Sept. 30, 2025, we deliver a comprehensive range of investment capabilities across public, private, active and passive. Our collaborative mindset, breadth of solutions and global scale mean we're well positioned to help retail and institutional investors rethink challenges and find new possibilities for success. For more information, visit www.invesco.com.
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